SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 17, 2001


                               R-TEC HOLDING, INC.
             (Exact name of registrant as specified in its charter)

            IDAHO                            82-0515707
(State or other jurisdiction of              (I.R.S. Employer
 incorporation or organization)              Identification No.)


1471 E. COMMERCIAL AVE., BOISE, IDAHO        83642
(Address of Principal Executive Office)       (Zip Code)


                                 (208) 887-0953
                Registrant's Telephone No., including area code:


 Indicate by a check mark whether Registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days.

                                               YES ( X )              NO  (  )




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Item 2.  Acquisition or Disposition of Assets.

On July 17, 2001, R-Tec Holding, Inc., ("the Registrant") acquired certain assets from Browand, LaMeire & Associates, Inc., an Oregon corporation, pursuant to an Asset Purchase Agreement (the "Agreement") by and between the Registrant and Browand, LaMeire & Associates and its two shareholders, Bill Browand and Jeanette LaMeire. The Agreement culminated a lengthy period of discussion and negotiation between the parties.

Under the terms of the Agreement, the Registrant acquired certain assets which include the client list and industry contacts, certain items of office equipment and inventory. Consideration for the acquisition was 380,000 shares of the common stock of the Registrant valued at $1.00 per share which the parties agree and acknowledge was the fair market value of the Registrant's shares as of the date of the Agreement. The Agreement provides for the shares to be issued in the name of Browand, LaMeire & Associates, Inc. Both shareholders of Browand, LaMeire and Associates have previously signed employment contracts with R-Tec Corporation, a wholly owned subsidiary of the Registrant. Bill Browand is employed as Vice President of Sales for R-Tec Corporation. Jeanette LaMeire is employed as Vice President of Marketing and is also on the board of directors of R-Tec Corporation. Bill Browand has also been appointed to the board of directors of the Registrant to fill the vacancy left by the resignation of John
R. Hansen, Jr.

The Registrant now owns the purchased assets free and clear of liabilities or liens of any nature. The office equipment and inventory were valued at approximately $14,000 as December 31, 2000. The value of the client list and industry contacts was reached through negotiations between the parties.

Browand, LaMeire & Associates has been the marketing firm for the Registrant for several years prior to this Agreement. The Registrant's management entered into lengthy discussions and negotiations with Browand, LaMeire & Associates believing that an in-house sales and marketing unit would be more effective. Management sought to acquire more direct control of its marketing activities and believed the acquisition would strengthen the relationship between the Registrant and its customers and tie the customers more closely to the Registrant. Management also believes the hiring of the two shareholders of Browand, LaMeire & Associates will make the marketing efforts more streamlined and efficient. A few of the significant companies included in the customer list are Motorola, Anadigics, Micron Technology, Hewlett Packard, Lucent Technologies, Intel, 3com, Transmeta and SCP Global Technologies.

This document contains certain forward-looking statements, which are subject to a number of risks and uncertainties. Some of the factors that could cause actual results to differ materially include: business conditions and growth in the IC chip industry and the general economy; variability of testing results; dependence on a limited number of customers; limited availability of components; issues associated with manufacturing the Registrant's products in large volume; dependence on certain industries; variability of customer requirements; and other risk factors described in the company's most recently filed SEC documents such as its 10-KSB and 10-QSB filings dated March 30, 2001, and May 15, 2001, respectively.

The Registrant, through its subsidiaries, currently provides custom automation services and IC interconnect devices for the high-tech industry. It provides custom solutions through prototype development, tooling, manufacturing and consulting services. R-Tec Interconnect, Inc., also a subsidiary of R-Tec Holding, designs and manufactures burn-in sockets, high performance test sockets and interconnect devices for the IC chip industry.

Balukoff, Lindstrom & Co., P.A., the independent auditors for the Registrant will conduct an audit of Browand, LaMeire & Associates in August and September, 2001. The required financial statements will then be prepared and filed in a Form 8-K on or within 60 days from August 1, 2001, the required date for filing the initial report on Form 8-K.

c) Exhibits   99.12

Item 5.  Other Events.

The Registrant received a letter of resignation from board member John R. Hansen, Jr., to be effective July 1, 2001. Mr. Hansen has served on the board of director's since the Registrant's inception. The letter stated, "My resignation is prompted by the need to make a position available on the board for a candidate who can contribute business and technical expertise, as compared to my rather limited legal background."

On July 17, 2001, the remaining members of the Registrant's board of directors unanimously appointed Bill Browand, Vice President of Sales of Browand, LaMeire & Associates, Inc., to fill the vacancy left by the resignation of John R. Hansen, Jr. Mr. Browand currently serves as Vice President of Sales for R-Tec Corporation, a wholly owned subsidiary of the Registrant. Mr. Browand obtained a BSEE degree (Batchelor of Science in Electrical Engineering) from Penn State University in 1979. Since that time he has worked in the high tech industry including positions with Texas Instruments and Floating Point Systems, as a test engineer and project manager. In 1990 he was one of the principals who started Browand, LaMeire & Associates, Inc., a sales representative firm specializing in the marketing and sale of test interface devices to the high tech industry. He has been the Vice President of Sales of Browand, LaMeire & Associates since its inception and through the years has developed extensive contacts in the high tech industry.

                                  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               R-Tec Holding, Inc.
                                               (Registrant )


Date: August 1, 2001                             By: /s/ Douglas G. Hastings
                                                     -----------------------
                                                   Douglas G. Hastings
                                                   President







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                                  EXHIBIT INDEX

EXHIBIT                     DESCRIPTION

99.12                       Asset Purchase Agreement








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